Exhibit (a)(3)(ii)

Please complete this Proxy and return it in the enclosed reply envelope, or fax it to (706) 778-2265, attn.: Annette Fricks. Do not send your stock certificates with this Proxy.

If you wish to vote “FOR” all the proposals, all you need to do is sign and print your name at the bottom of this Proxy, in accordance with the instructions.

COMMON STOCK OF COMMUNITY BANKSHARES, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
THE JUNE __, SPECIAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints J. Alton Wingate, Annette R. Fricks and Dean C. Swanson and each of them, the proxy of the undersigned to vote the Common Stock of the undersigned at the Special Meeting of Shareholders of Community Bankshares, Inc. (the “Company”) to be held on Wednesday, June __, 2005, and any adjournment or postponement thereof.

1.    To vote on a proposal to approve an amendment to the Company’s Articles of Incorporation, which would: effect a 1-for-500 reverse stock split of the company’s outstanding Common stock; reduce the number of authorized shares of Common Stock from 5,000,000 to 10,000; and increase the par value of the Common Stock from $1.00 per share to $500.00 (the “Reverse Stock Split”).

☐	FOR approval and adoption of the Reverse Stock Split
☐	AGAINST approval and adoption of the Reverse Stock Split
☐	ABSTAIN

2.	Such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE PROPOSAL SET FORTH ABOVE, AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Date: __________ __, 2005

Please sign this Proxy exactly as name appears in the Company’s shareholder list.

Please print name exactly as name appears in the Company’s shareholder list.

Note: When signing as attorney, trustee, administrator, or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.

If shares held by a nominee, please list the name of such nominee